Exhibit 99.1

NEWS RELEASE

Immediate Release

CONTACTS:

Investors:	Bernie Hertel, Inovio Pharmaceuticals, 858-410-3101, bhertel@inovio.com
Media:	Jeff Richardson, Inovio Pharmaceuticals, 267-440-4211, jrichardson@inovio.com

Inovio Pharmaceuticals Reports 2013 Fourth Quarter

and Year End Financial Results

BLUE BELL, PA – March 17, 2014 – Inovio Pharmaceuticals, Inc. (NYSE MKT: INO) today reported financial results for the fourth quarter and year ended December 31, 2013.

Total revenue was $1.7 million and $13.5 million for the quarter and year ended December 31, 2013, as compared to $1.1 million and $4.1 million for the same periods in 2012.

Total operating expenses for the quarter and year and ended December 31, 2013, were $9.7 million and $33.0 million as compared to $7.4 million and $27.6 million for the same periods in 2012.

The loss from operations prior to other income (expenses) for the quarter and year ended December 31, 2013, was $8.0 million, or $0.04 per share, and $19.5 million, or $0.11 per share, as compared with $6.2 million, or $0.04 per share, and $23.5 million, or $0.17 per share, for the quarter and year ended December 31, 2012.

The net loss attributable to common stockholders for the quarter and year ended December 31, 2013, was $15.5 million, or $0.07 per share, and $66.0 million, or $0.36 per share, as compared with a net loss attributable to common stockholders of $659,000, or $0.00 per share, and $19.7 million, or $0.14 per share, for the quarter and year ended December 31, 2012.

The $14.8 million and $46.4 million increase in net loss attributable to common stockholders for the quarter and year ended December 31, 2013, compared with the same periods in 2012, resulted primarily from a non-cash accounting expense related to the change in fair value of common stock warrants based on a required quarterly mark to market adjustment to reflect changes in the Company’s stock price, which increased significantly during the year.

Dr. J. Joseph Kim, Inovio’s President and CEO, said, “By all measures, 2013 was a prolific year for Inovio. We reported data reinforcing our claim to best-in-class T cell immune responses among active immunotherapies. We concluded a valuable and technically validating partnership with a leading oncology company, Roche. We announced multiple cancer and infectious disease product advancements. Subsequent to year end, we closed the largest financing in the company’s history with highly respected institutional biotechnology investors, extending our operating runway through 2017 and allowing us to proactively advance various product and technology programs. We look forward to the phase II efficacy and immune response data we will release mid-year. In terms of our technology, product pipeline, people, and capital resources, we are well-positioned and our team is working hard to create another year of important strides.”

Revenue

The increase in revenue for the annual period was primarily due to $9.2 million of revenue recognized from our agreement with Roche. This revenue from Roche consisted of an amortized portion of their upfront payment plus development fees paid for work conducted by Inovio in Q4.

Operating Expenses

Research and development expenses for the quarter and year ended December 31, 2013, were $6.4 million and $21.4 million as compared to $4.4 million and $18.0 million for the same periods in 2012. General and administrative expenses for the quarter and year ended December 31, 2013, were $4.3 million and $13.6 million, compared to $2.9 million and $10.8 million for the quarter and year ended December 31, 2012.

Capital Resources

As of December 31, 2013, cash and cash equivalents plus short-term investments were $52.6 million compared with $13.7 million as of December 31, 2012.

On March 7, 2013, the Company closed an underwritten offering of 27,377,266 shares of common stock and warrants to purchase an aggregate of up to 13,688,633 shares of common stock. The shares and warrants were sold in units at a price of $0.55 per unit, with each unit consisting of one share of common stock and a warrant to purchase 0.5 shares of common stock at an exercise price of $0.7936 per share.

During the year ended December 31, 2013, the Company sold 15,700,668 shares of common stock under its ATM common stock sales agreement for net proceeds of $18.9 million, with an average price of $1.24 per share. We have exhausted all available proceeds under this ATM agreement and this agreement is now terminated. Warrants and stock options to purchase 23,090,211 shares of common stock were exercised for total proceeds to the Company of $19.8 million.

As of December 31, 2013, the company had 210.3 million shares outstanding and 240.9 million fully diluted.

Subsequent to the quarter, the exercise of warrants and stock options amounted to 7,519,039 shares, with total proceeds to the Company of $10.1 million.

On March 4, 2014, the Company closed an underwritten public offering of 21,810,900 shares of the Company’s common stock, including 2,844,900 shares of common stock issued pursuant to the underwriter’s exercise of its overallotment option, at a price of $2.90 per share. The gross proceeds of this offering were approximately $63.3 million. Net proceeds to the Company, after deducting the underwriter’s discounts and commission and other estimated offering expenses payable by the Company, were approximately $59.2 million.

As of March 7, 2014, the company had 239.6 million shares outstanding.

Based on management’s projections and analysis, the Company believes that cash, cash equivalents and short-term investments are sufficient to meet its planned working capital requirements through the end of 2017.

Inovio’s balance sheet and statement of operations are provided below. Form 10-K providing the complete 2013 annual financial report can be found at: http://ir.inovio.com/secfilings.

Corporate Update

Corporate Development

In a major corporate development for the Company, Roche and Inovio entered into an exclusive worldwide license agreement to research, develop and commercialize Inovio’s highly-optimized, multi-antigen DNA vaccine products targeting prostate cancer and hepatitis B. Roche licensed Inovio’s therapeutic vaccines INO-5150 for prostate cancer and INO-1800 for hepatitis B as well as the use of Inovio’s CELLECTRA® electroporation technology for delivery of these vaccines. Roche also obtained an option to license additional vaccine candidates for prostate cancer in connection with a funded collaborative research program.

Roche agreed to an upfront payment to Inovio of $10 million (paid in the fourth quarter), will pay all preclinical and clinical development costs for these products, and will make milestone payments potentially up to $412.5 million upon reaching certain development and commercial milestones for INO-5150 and INO-1800. Additional development milestone payments could be made to us if Roche pursues other indications with INO-5150 or INO-1800. Inovio is entitled to receive up to double-digit tiered royalties on product sales.

Inovio has continuing discussions with other large pharmaceutical companies interested in potential strategic partnerships to advance the development of Inovio’s numerous SynCon® immunotherapy and vaccine products.

Inovio and the U.S. Army Medical Research Institute of Infectious Diseases (USAMRIID) received a $3.5 million grant from the National Institute of Allergy and Infectious Diseases (NIAID) to advance the development of Inovio’s next generation DNA vaccine delivery device capable of simultaneously administering multiple synthetic vaccines via skin surface electroporation.

Inovio was recognized with Vaccine Industry Excellence (ViE) Awards for “Best Early Stage Biotech” and “Best Therapeutic Vaccine,” for its HPV vaccine, VGX-3100, at the World Vaccine Congress.

Clinical Development

Inovio previously reported that its SynCon® immunotherapy against HPV-caused pre-cancers and cancers (VGX-3100), delivered with its CELLECTRA® electroporation device, achieved best-in-class T-cell immune responses that generated a strong killing effect against cells targeted by this therapeutic vaccine. Inovio has completed enrollment and treatment of patients in its double-blinded, placebo-controlled, randomized phase II clinical trial (HPV-003) focused on cervical dysplasia and expects to report unblinded efficacy and immune response data in mid-2014. Inovio has initiated preparatory activities for a potential phase III study and also plans to initiate phase I/IIa studies of VGX-3100 against HPV-caused cervical cancer and head and neck cancer in 2014.

In partnership with Roche, we intend to launch our prostate cancer immunotherapy (INO-5150) phase I in the first half of 2014. Preclinical results indicated that this therapeutic vaccine induced potent antibody and T-cell responses in animal models, initial evidence that our concept for a DNA vaccine comprising a broader set of antigens delivered with electroporation may improve the breadth and effectiveness of a prostate cancer immunotherapy. The start of this study will trigger the first milestone payment from Roche.

Inovio and Roche are conducting the preclinical work required to advance INO-1800, Inovio’s hepatitis B therapeutic vaccine, into a phase I/IIa clinical trial in early 2015. Prior preclinical data showed that INO-1800 generated robust T-cell and antibody responses that led to the elimination of targeted liver cells in mice, indicating the potential to treat human hepatitis B infection and prevent progression of the infection to liver cancer.

Phase I data from Inovio’s PENNVAX®-B preventive HIV DNA vaccine (in non-infected patients) was published in the Journal of Infectious Diseases. The results showed best-in-class T-cell responses, with delivery with Inovio’s optimized electroporation technology achieving a seven-fold increase (7% to 52%) in the response rate of subjects with robust CD8+ killer T-cells compared to delivery without electroporation. We are analyzing the immune response data from a separate study in HIV-infected patients and will prepare a paper for submission to a peer-reviewed scientific journal. Knowledge gained from these studies of this single-clade HIV vaccine has been incorporated into the Company’s globally-oriented, multi-clade PENNVAX-GP, which is now Inovio’s primary preventive and therapeutic HIV DNA vaccine candidate. Inovio expects the phase I study for this new vaccine to begin in the second half of 2014.

Inovio and its partner VGX International announced that VGX initiated a phase I clinical trial of Inovio’s highly optimized therapeutic hepatitis C (HCV) DNA vaccine (INO-8000/VGX-6150), which includes Inovio’s DNA-based IL-28 immune activator and is delivered with its CELLECTRA® device. Published preclinical results from this multi-antigen SynCon® HCV vaccine demonstrated robust T-cell responses in the liver as well as in the periphery. This study is being fully funded by VGX and is being conducted at multiple study sites in Korea to test safety, tolerability, and immunogenicity. We are planning to launch a US clinical study in 2014, which would be dependent upon external funding.

Inovio’s SynCon® universal H1N1 influenza vaccine generated antibody response rates with protective equivalency relative to a conventional seasonal vaccine while uniquely possessing the advantage of generating protective immune responses against diverse unmatched strains. We are analyzing the data and preparing a paper for submission to a peer-reviewed scientific journal. The Company is seeking additional grant funding and partnerships to further develop its potentially paradigm-changing flu products.

Preclinical Development

Inovio continues to expand its cancer immunotherapy pipeline as its primary product focus. The next of several products to move from research into clinical development is INO-1400, Inovio’s hTERT DNA-based cancer immunotherapy. INO-1400 generated robust and broad immune responses that were 18-fold higher than the previous best results of a peer’s hTERT therapeutic vaccine, broke the immune system’s tolerance to its self-antigens, induced T-cells with a tumor-killing function, and increased the rate of survival when delivered with Inovio’s CELLECTRA® electroporation technology. Because high levels of hTERT expression are found in 85% of human cancers, this antigen has potential as the basis of a “universal” cancer therapeutic. Inovio plans to initiate INO-1400 clinical trials to treat breast, lung and pancreatic cancers in the second half of 2014.

By year end 2014, we aim to have SynCon constructs designed for a priority set of cancer-associated antigens that we believe are the most promising targets in the battle against cancer. These antigens will in aggregate encompass a variety of different cancer types and will provide Inovio with a rich cancer product portfolio to be internally developed or partnered, potentially in combination with checkpoint inhibitors or other complementary technologies.

In 2013, Inovio also reported the publishing in peer-reviewed scientific journals of multiple papers highlighting positive preclinical immune response and efficacy data for DNA vaccines against malaria and Ebola and Marburg filoviruses. Similarly, we reported published data highlighting new technology developments for DNA-based monoclonal antibodies and a gene therapy to stimulate blood vessel growth, limb function recovery, and survival from limb necrosis and amputation, which may be beneficial for the treatment of critical limb ischemia (CLI) and other forms of peripheral arterial disease (PAD).

Inovio has established a strong track record of publishing our research data and development progress in peer-reviewed publications. We look forward to 2014 as another productive year for preclinical and clinical advancements.

About Inovio Pharmaceuticals, Inc.

Inovio is revolutionizing vaccines to prevent and treat today’s cancers and challenging infectious diseases. Its SynCon® vaccines, in combination with its proprietary electroporation delivery, are generating best-in-class immune responses, with therapeutic T-cell responses exceeding other technologies in terms of magnitude, breadth, and response rate. Human data to date have shown a favorable safety profile. Inovio’s lead vaccine, a therapeutic against HPV-caused pre-cancers and cancers, is in phase II. Other phase I and preclinical programs target prostate, breast, and lung cancers as well as HIV, influenza, malaria and hepatitis. Partners and collaborators include Roche, the University of Pennsylvania, NIH, HIV Vaccines Trial Network, National Cancer Institute, U.S. Military HIV Research Program, University of Southampton, US Dept. of Homeland Security, University of Manitoba and PATH Malaria Vaccine Initiative. More information is available at www.inovio.com.

* * *

This press release contains certain forward-looking statements relating to our business, including our plans to develop electroporation-based drug and gene delivery technologies and DNA vaccines and our capital resources. Actual events or results may differ from the expectations set forth herein as a result of a number of factors, including uncertainties inherent in pre-clinical studies, clinical trials and product development programs (including, but not limited to, the fact that pre-clinical and clinical results referenced in this release may not be indicative of results achievable in other trials or for other indications, that the studies or trials may not be successful or achieve the results desired, that pre-clinical studies and clinical trials may not commence or be completed in the time periods anticipated, that results from one study may not necessarily be reflected or supported by the results of other similar studies and that results from an animal study may not be indicative of results achievable in human studies), the availability of funding to support continuing research and studies in an effort to prove safety and efficacy of electroporation technology as a delivery mechanism or develop viable DNA vaccines, the adequacy of our capital resources, the availability or potential availability of alternative therapies or treatments for the conditions targeted by the company or its collaborators, including alternatives that may be more efficacious or cost-effective than any therapy or treatment that the company and its collaborators hope to develop, evaluation of potential opportunities, issues involving product liability, issues involving patents and whether they or licenses to them will provide the company with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether the company can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, the level of corporate expenditures, assessments of the company’s technology by potential corporate or other partners or collaborators, capital market conditions, the impact of government healthcare proposals and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2013, and other regulatory filings from time to time. There can be no assurance that any product in Inovio’s pipeline will be successfully developed or manufactured, that final results of clinical studies will be supportive of regulatory approvals required to market licensed products, or that any of the forward-looking information provided herein will be proven accurate.

Inovio Pharmaceuticals, Inc.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2013	2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$33,719,796	$5,646,021
Short-term investments	18,905,608	8,034,001
Accounts receivable	3,301,563	830,433
Accounts receivable from affiliated entity	—	36,234
Prepaid expenses and other current assets	637,433	471,328
Prepaid expenses and other current assets from affiliated entity	2,057,350	887,167
Deferred tax asset	61,839	62,728

Total current assets	58,683,589	15,967,912
Restricted cash	100,762	100,410
Fixed assets, net	2,886,545	363,021
Investment in affiliated entity	9,664,587	10,703,332
Intangible assets, net	5,718,778	7,489,315
Goodwill	10,113,371	10,113,371
Common stock warrants	717,500	267,200
Other assets	402,075	134,193

Total assets	$88,287,207	$45,138,754

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$5,444,508	$3,181,574
Accounts payable and accrued expenses due to affiliated entity	522,255	187,275
Accrued clinical trial expenses	1,446,180	1,405,896
Common stock warrants	19,540,583	2,859,899
Deferred revenue	1,624,388	353,391
Deferred revenue from affiliated entity	388,542	388,542

Total current liabilities	28,966,456	8,376,577
Deferred revenue, net of current portion	1,997,333	88,609
Deferred revenue from affiliated entity, net of current portion	1,211,694	1,586,694
Deferred rent	3,013,263	65,076
Deferred tax liabilities	195,778	164,393

Total liabilities	35,384,524	10,281,349

Commitments and contingencies
Inovio Pharmaceuticals, Inc. stockholders’ equity:
Preferred stock—par value $0.001; Authorized shares: 10,000,000, issued and outstanding shares: 26 at both December 31, 2013 and December 31, 2012	—	—
Common stock—par value $0.001; Authorized shares: 600,000,000 at December 31, 2013 and 300,000,000 at December 31, 2012, issued and outstanding: 210,304,821 at December 31, 2013 and 144,313,005 at December 31, 2012	210,305	144,313
Additional paid-in capital	348,109,661	263,897,116
Accumulated deficit	(295,788,577)	(229,760,129)
Accumulated other comprehensive (loss) income	(76,365)	73,362

Total Inovio Pharmaceuticals, Inc. stockholders’ equity	52,455,024	34,354,662
Non-controlling interest	447,659	502,743

Total stockholders’ equity	52,902,683	34,857,405

Total liabilities and stockholders’ equity	$88,287,207	$45,138,754

Inovio Pharmaceuticals, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year ended December 31,
	2013	2012	2011
	(Unaudited)
Revenues:
Revenue under collaborative research and development arrangements	$9,239,547	$82,536	$156,397
Revenue under collaborative research and development arrangements with affiliated entity	425,000	577,467	411,459
Grants and miscellaneous revenue	3,802,799	3,458,649	9,227,401

Total revenues	13,467,346	4,118,652	9,795,257

Operating expenses:
Research and development	21,368,604	17,984,825	20,032,001
General and administrative	13,643,074	10,778,359	11,988,796
Gain on sale of assets	(2,000,000)	(1,151,000)	(587,000)

Total operating expenses	33,011,678	27,612,184	31,433,797

Loss from operations	(19,544,332)	(23,493,532)	(21,638,540)
Other income (expense):
Interest and other income, net	132,214	166,113	34,285
Change in fair value of common stock warrants	(45,632,669)	1,982,620	8,690,658
(Loss) Gain on investment in affiliated entity	(1,038,745)	1,631,819	(2,390,498)

Net loss	(66,083,532)	(19,712,980)	(15,304,095)
Net loss attributable to non-controlling interest	55,084	44,025	51,150

Net loss attributable to Inovio Pharmaceuticals, Inc.	$(66,028,448)	$(19,668,955)	$(15,252,945)

Loss per common share—basic and diluted:
Net loss per share attributable to Inovio Pharmaceuticals, Inc. stockholders	$(0.36)	$(0.14)	$(0.12)

Weighted average number of common shares outstanding—basic and diluted	184,351,090	136,509,247	126,239,336